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                                                                    EXHIBIT 23.1

              Independent Auditors' Consent and Report on Schedule

The Board of Directors
Hastings Entertainment, Inc.:


The audits referred to in our report dated March 20, 1998, except as to note 12, which is as of _______________, 1998, included the related financial statement schedule as of January 31, 1998, and for each of the years in the three-year period ended January 31, 1998, included in the registration statement. The financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.


We consent to the use of our reports included herein and to the reference to our firm under the heading "Experts" in the prospectus.





KPMG Peat Marwick LLP

Dallas, Texas
May 18,1998